Exhibit 99.1

Perimeter Solutions Completes Acquisition of MMT

January 22, 2026

Clayton, Missouri, January 22, 2026 – Perimeter Solutions, Inc. (NYSE: PRM) (“Perimeter,” “Perimeter Solutions,” or the “Company”), today announced that it has completed the acquisition of Medical Manufacturing Technologies LLC (“MMT”) from Arcline Investment Management (“Arcline”) for approximately $685 million in cash, including certain tax benefits. The signing of the definitive agreement was previously announced on December 10, 2025. The Company financed the transaction with cash on hand and the proceeds of the senior secured notes offering that closed on January 2, 2026.

MMT is a leading provider of highly engineered machinery and associated aftermarket consumables, parts, and services for the manufacturing of minimally invasive medical devices. Nearly all MMT’s revenue is generated from proprietary products and approximately half of its revenue is derived from the aftermarket.

Advisors

Baird and Morgan Stanley served as financial advisors to Perimeter, and Nixon Peabody and Greenberg Traurig provided legal counsel to Perimeter. William Blair and Houlihan Lokey served as financial advisors to Arcline, and Kirkland & Ellis LLP and Fredrikson & Byron P.A. provided legal counsel to Arcline.

About Perimeter Solutions

Perimeter Solutions is a leading global solutions provider for the Fire Safety and Specialty Products industries. The Company’s business is organized and managed in two reporting segments: Fire Safety and Specialty Products.

The Fire Safety segment is a formulator and manufacturer of fire management products that help our customers combat various types of fires, including wildland, structural, flammable liquids and other types of fires. Our Fire Safety segment also offers specialized equipment and services, typically in conjunction with our fire management products to support our customers’ firefighting operations. Our specialized equipment includes airbase retardant storage, mixing, and delivery equipment; mobile retardant bases; retardant ground application units; mobile foam equipment; and equipment that we custom design and manufacture to meet specific customer needs. Our service network can meet the emergency resupply needs of approximately 150 air tanker bases in North America, as well as many other customer locations globally. The segment is built on the premise of superior technology, exceptional responsiveness to our customers’ needs, and a “never-fail” service network. The segment sells products to government agencies and commercial customers around the world.

The Specialty Products segment develops, produces and markets products for non-fire safety markets. The Specialty Products segment includes Phosphorus Derivatives, Inc. (“PDI”), which produces Phosphorus Pentasulfide (“P2S5”) based lubricant additives. P2S5 is also used in pesticide and mining chemicals applications, and emerging electric battery technologies. The Specialty Products segment also includes Intelligent Manufacturing Solutions (“IMS”), which is a manufacturer of electronic or electro-mechanical components of larger solutions. IMS has a flexible, vertically integrated production facility that allows it to acquire and produce a variety of product lines across a range of end markets, including communications infrastructure, energy infrastructure, defense systems, and industrial systems, with a substantial focus on aftermarket repair and replacement.

SOURCE: Perimeter Solutions, Inc.

CONTACT: ir@perimeter-solutions.com